AFLAC Incorporated 2nd Quarter Form 10-Q

EXHIBIT 15

KPMG LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308

AFLAC Incorporated
Columbus, Georgia

Ladies and Gentlemen:

Re:  Registration Statement No. 33-64535 on Form S-3; 33-41552, 33-44720,
        333-01243, 333-69333 and 333-27883 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 27, 2004, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, our report dated July 27, 2004, related to our review of interim financial information is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of section 7 and 11 of the Act.

KPMG LLP

Atlanta, Georgia
July 27, 2004

EXH 15-1